Exhibit (a)(1)(A)

Solectron Corporation

Offer to Purchase for Cash

Up to $1.5 Billion Aggregate Principal Amount at Maturity
of its Outstanding

2 3/4% Liquid Yield Option Notes due 2020

(Zero Coupon-Senior) issued in May 2000
CUSIP No. 834182 AK3; ISIN No. US834182 AK32

at a purchase price not greater than $600 nor less than $580 per $1,000 principal amount at maturity

THE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, JULY 19, 2002, UNLESS EXTENDED (SUCH TIME AND DATE, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”). TENDERS OF SECURITIES MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.

Solectron Corporation, a Delaware corporation (the “Company”), is offering to purchase for cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the accompanying Letter of Transmittal (which together constitute the “Offer”), up to $1.5 billion aggregate principal amount at maturity of its outstanding 2 3/4% Liquid Yield OptionTM Notes due 2020 (Zero Coupon-Senior) issued in May 2000 (the “2 3/4% LYONs”), at a purchase price not greater than $600 nor less than $580 per $1,000 principal amount at maturity, determined by the “Modified Dutch Auction” procedure described below.

As of June 20, 2002, there was outstanding $2,352,500,000 aggregate principal amount at maturity of the 2 3/4% LYONs. The maximum aggregate principal amount at maturity of 2 3/4% LYONs to be purchased in the Offer is referred to as the “Offer Amount.” The Offer Amount represents approximately 64% of the aggregate principal amount at maturity of the 2 3/4% LYONs outstanding as of June 20, 2002.

Under the “Modified Dutch Auction” procedure, the Company will accept 2 3/4% LYONs validly tendered (and not withdrawn) in the Offer in the order of lowest to highest tender prices specified or deemed to have been specified by tendering holders within the above-described price range and will select as the “Purchase Price” the single lowest price so specified that will enable the Company to purchase the Offer Amount (or, if less than the Offer Amount is validly tendered (and not withdrawn), all 2 3/4% LYONs so tendered). The Company will pay the same Purchase Price for all 2 3/4% LYONs validly tendered (and not withdrawn) at or below the Purchase Price, upon the terms and subject to the conditions of the Offer.

In the event that the amount of 2 3/4% LYONs validly tendered (and not withdrawn) on or prior to the Expiration Date at or below the Purchase Price exceeds the Offer Amount, then, subject to the terms and conditions of the Offer, the Company will accept for payment at the Purchase Price such 2 3/4% LYONs on a pro rata basis. The Company will make appropriate adjustments to avoid purchases of 2 3/4% LYONs in a principal amount at maturity other than an integral multiple of $1,000.

Liquid Yield Option is a trademark of Merrill Lynch & Co., Inc.

THIS OFFER TO PURCHASE AND THE ACCOMPANYING LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER. THE OFFER IS NOT CONDITIONED ON THE TENDER OF A MINIMUM AMOUNT OF 2 3/4% LYONS. THE OFFER IS, HOWEVER, SUBJECT TO OTHER TERMS AND CONDITIONS. SEE “THE OFFER — CONDITIONS TO THE OFFER.”

NONE OF THE COMPANY, ITS BOARD OF DIRECTORS OR EMPLOYEES, THE DEALER MANAGER, THE DEPOSITARY OR THE INFORMATION AGENT MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR 2 3/4% LYONS OR AS TO THE PRICE OR PRICES AT WHICH TO TENDER YOUR 2 3/4% LYONS. YOU SHOULD CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS AND MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR LYONS AND, IF SO, THE AMOUNT OF LYONs TO TENDER AND THE PRICE OR PRICES AT WHICH TO TENDER YOUR 2 3/4% LYONS.

Questions and requests for assistance may be directed to Morgan Stanley & Co. Incorporated (the “Dealer Manager”) or Georgeson Shareholder Communications, Inc. (the “Information Agent”) at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal or the other documents used in connection with the Offer should be directed to the Information Agent.

The Dealer Manager for the Offer is:

MORGAN STANLEY

June 21, 2002

SUMMARY
IMPORTANT INFORMATION
AVAILABLE INFORMATION
INCORPORATION OF INFORMATION BY REFERENCE
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
THE OFFER
1. Purpose of the Offer; Certain Information About the Company
2. Terms of the Offer
3. Certain Information About the 2% LYONs
4. Certain Significant Considerations
7. Withdrawal of Tenders
8. Source and Amount of Funds
9. Conditions to the Offer
10. Certain U.S. Federal Income Tax Considerations
11. The Dealer Manager, Depositary and Information Agent
12. Solicitation
13. Fees and Expenses
14. Miscellaneous
EXHIBIT (a)(1)(A)
EXHIBIT (a)(1)(B)
EXHIBIT (a)(1)(C)
EXHIBIT (a)(1)(D)
EXHIBIT (a)(1)(E)
EXHIBIT (a)(1)(F)
EXHIBIT (a)(5)(C)

SUMMARY

      This Summary highlights certain material information in this Offer to Purchase, but it does not describe all of the material aspects of the Offer described elsewhere in this Offer to Purchase and the accompanying Letter of Transmittal or the documents incorporated by reference in this Offer to Purchase. The following Summary is qualified in its entirety by the more detailed information appearing elsewhere, or incorporated by reference in this Offer to Purchase and the Letter of Transmittal. We urge you to read the entire Offer to Purchase and the related Letter of Transmittal because they contain the fully detailed provisions of the Offer and to read and carefully consider the information contained in the documents incorporated by reference into the Offer to Purchase as it may bear upon your decision whether or at what price or prices to tender 2 3/4% LYONs in the Offer. Each of the capitalized terms used in this Summary and not defined herein has the meaning set forth elsewhere in this Offer to Purchase and the Letter of Transmittal.

The Offeror	Solectron Corporation, the issuer of the 2 3/4% Liquid Yield Option Notes due 2020 (Zero Coupon-Senior) issued in May 2000 (CUSIP No. 834182 AK3; ISIN No. US834182 AK32), is offering to purchase 2 3/4% LYONs on the terms and subject to the conditions described in this Offer to Purchase and the Letter of Transmittal.

The 2 3/4% LYONs	The 2 3/4% LYONs are convertible into shares of our common stock at any time on or before May 8, 2020 at a conversion rate of 12.3309 shares of common stock per $1,000 principal amount at maturity of 2 3/4% LYONs. This conversion rate would translate into a conversion price of $50.98 per share of common stock based on the accreted value of $628.57 per $1,000 principal amount at maturity of 2 3/4% LYONs on May 8, 2003. On June 20, 2002, the last reported sale price of our common stock on the NYSE was $5.35 per share.

The holders of the 2 3/4% LYONs have the right to require us to purchase all or a portion of their 2 3/4% LYONs on May 8, 2003 at a price of $628.57 per $1,000 principal amount at maturity of 2 3/4% LYONs. We may elect to satisfy this put obligation in shares of our common stock, par value $0.001 per share, or with cash or a combination of both, at our option.

The Offer	We are offering to purchase for cash, at a price determined by the “Modified Dutch Auction” procedure described in this Offer to Purchase, and within the purchase price range described below, up to $1.5 billion aggregate principal amount at maturity of the outstanding 2 3/4% LYONs. We call this amount the “Offer Amount.” This is approximately 64% of the aggregate principal amount at maturity of the 2 3/4% LYONs outstanding as of June 20, 2002.

Purpose of the Offer	The purpose of the Offer is to reduce the amount of the Company’s outstanding indebtedness and effectively to extend the average maturity of its outstanding indebtedness.

Purchase Price	We are offering to purchase the 2 3/4% LYONs for cash at a purchase price not greater than $600 nor less than $580 per $1,000 principal amount at maturity.

We will determine the exact price offered using a “Modified Dutch Auction” procedure. As described further below, in this procedure you are permitted to tender any portion of your 2 3/4% LYONs in increments of $1,000 principal amount at maturity at any price within the $580 to $600 range inclusive (in $1.25 increments). When we refer to the “Purchase Price,” we mean the lowest price within the above-described range at which, based on the amount of 2 3/4% LYONs tendered and the purchase prices specified by the tendering holders, we can purchase the Offer Amount or such lesser amount of 2 3/4% LYONs as is tendered. We will pay the Purchase Price in cash for all the 2 3/4% LYONs we purchase in the Offer, even if some or all of the 2 3/4% LYONs are tendered below the Purchase Price.

Tender and Payment: Modified Dutch Auction Procedure	In accordance with the instructions in the Letter of Transmittal, you must properly indicate one of two pricing methods. In Box A of the Letter of Transmittal, you must indicate the price (in multiples of $1.25 per $1,000 principal amount at maturity) at which you are willing to tender your 2 3/4% LYONs, within the range specified above. Alternatively, you can choose not to specify a price and, instead, specify in Box B that you will tender your 2 3/4% LYONs at the Purchase Price. This could result in your receiving a price per $1,000 principal amount at maturity of 2 3/4% LYONs tendered as low as $580 and no higher than $600. If you do not specify a purchase price in an otherwise properly completed Letter of Transmittal, you will be deemed to have accepted the Purchase Price determined by us in the Offer.

We will accept for purchase under the Offer fewer than all currently outstanding 2 3/4% LYONs. If the Offer Amount is purchased in the Offer, we will retire approximately 64% of the outstanding 2 3/4% LYONs. There is no minimum amount of 2 3/4% LYONs that must be tendered as a condition to the Offer. If less than the Offer Amount is validly tendered, all 2 3/4% LYONs tendered will be accepted and the highest Purchase Price specified by any tendering holder will be paid to all tendering holders.

We reserve the right to decrease or increase the price range for the Offer prior to the Expiration Date. Except as described in the next sentence, if any such decrease or increase occurs, such Expiration Date will be extended, as necessary, so that the Offer would not expire until at least 10 business days after such decrease or increase. We reserve the right to accept an amount of 2 3/4% LYONs up to 2% greater than the Offer Amount, without extending the Offer. We reserve the right to terminate the Offer if the conditions to the Offer have not been satisfied and to extend or amend the Offer in accordance with its terms.

Proration	In the event that the amount of 2 3/4% LYONs validly tendered (and not withdrawn) on or prior to the Expiration Date at or below the Purchase Price exceeds the Offer Amount, then, subject to the terms and conditions of the Offer, we will accept for payment at the Purchase Price all such 2 3/4% LYONs on a pro rata basis. We will make appropriate adjustments to avoid purchases of 2 3/4% LYONs in a principal amount at maturity other than an integral multiple of $1,000.

Expiration of the Offer	The Offer will expire at 12:00 midnight, New York City time, on Friday, July 19, 2002, unless we extend it. We call this date and time, as it may be extended, the “Expiration Date.” We have the right to extend the Offer at any time by giving oral or written notice to U.S. Bank National Association, the Depositary. If we extend the Offer, we will publicly announce the extension no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date.

Timing and Source of Payment	Payments will be made promptly following the Expiration Date. The funds required to consummate the Offer will come from our available cash. No commissions will be payable by tendering holders of 2 3/4% LYONs to Morgan Stanley & Co. Incorporated, the Dealer Manager; Georgeson Shareholder Communications, Inc., the Information Agent; or U.S. Bank National Association, the Depositary.

Conditions to the Offer	The Offer has no condition that a minimum amount of 2 3/4% LYONs be tendered. Our obligation to accept for payment, and to pay for, 2 3/4% LYONs validly tendered pursuant to the Offer is conditioned upon the satisfaction of the general conditions set forth in “The Offer — Conditions to the Offer.” We reserve the right to waive any condition to the Offer at any time, subject to extension of the Offer as might be required by law, and to terminate the Offer prior to our acceptance of any tendered 2 3/4% LYONs if any of those conditions are not satisfied.

Tender Procedures	If you hold 2 3/4% LYONs in “street name” (registered in the name of a broker, dealer, commercial bank, trust company or other nominee) and you wish to tender 2 3/4% LYONs, then you must contact your broker, dealer, commercial bank, trust company or other nominee and direct them to tender your 2 3/4% LYONs.

If you hold your 2 3/4% LYONs through The Depository Trust Company (commonly known as “DTC”) and you wish to tender 2 3/4% LYONs, you must tender your 2 3/4% LYONs through DTC’s Automated Tender Offer Program (commonly known as “ATOP”). DTC participants that are accepting the Offer must transmit their acceptance to DTC.

If you hold your 2 3/4% LYONs in your name and you wish to tender 2 3/4% LYONs, you should complete and sign the enclosed Letter of Transmittal (or a manually signed facsimile thereof) in accordance with the instructions set forth in the letter. Be certain to have your signature guaranteed if required by the instructions to the Letter of Transmittal, and send or deliver that manually signed Letter of Transmittal (or such manually signed facsimile), together with the certificates evidencing your 2 3/4% LYONs being tendered and any other required documents to the Depositary.

A holder who desires to tender 2 3/4% LYONs and whose certificates for such 2 3/4% LYONs are not immediately available or who cannot comply in a timely manner with the procedure for book-entry transfer described herein, or who cannot deliver all required documents to the Depositary prior to the Expiration Date, may tender 2 3/4% LYONs by following the procedures for guaranteed delivery set forth in “The Offer — Procedures for Tendering 2 3/4% LYONs.”

Withdrawal Rights	Tenders of 2 3/4% LYONs may be withdrawn at any time prior to the Expiration Date. In general you need only notify the Depositary of your intention to withdraw in writing prior to the Expiration Date. No Offer consideration will be paid for withdrawn 2 3/4% LYONs.

Certain Consequences to Non-tendering Holders	2 3/4% LYONs not purchased in the Offer will remain outstanding. As a result of the consummation of the Offer, the aggregate amount of 2 3/4% LYONs that would remain outstanding may be substantially reduced. This may adversely affect the liquidity of and, consequently, the market price for the 2 3/4% LYONs that remain outstanding after consummation of the Offer. The terms and conditions governing the 2 3/4% LYONs, including the covenants and other protective provisions contained in the indenture governing the 2 3/4% LYONs, will remain unchanged. No amendment to the indenture governing the terms of the 2 3/4% LYONs is being sought.

Our Board of Directors’ Approval of the Offer	Our Board of Directors has approved the Offer on behalf of the Company. However, neither Solectron Corporation nor our Board of Directors makes any recommendation to you as to whether you should tender or refrain from tendering your 2 3/4% LYONs in the Offer or as to the price or prices at which you should tender your 2 3/4% LYONs. You should consult your own advisors and make your own decision whether to tender and at what price.

Certain U.S. Federal Income Tax Considerations	The receipt of cash for 2 3/4% LYONs in the Offer will be a taxable transaction for U.S. federal income tax purposes. You are urged to consult your tax advisors as to the specific tax consequences to you of the Offer.

Dealer Manager	Morgan Stanley & Co. Incorporated is serving as Dealer Manager in connection with the Offer. Its address and telephone numbers are set forth on the back cover of this Offer to Purchase.

Depositary	U.S. Bank National Association is serving as Depositary in connection with the Offer. Its addresses and telephone numbers are set forth on the back cover of this Offer to Purchase.

Information Agent	Georgeson Shareholder Communications, Inc. is serving as Information Agent in connection with the Offer. Its address and telephone numbers are set forth on the back cover of this Offer to Purchase.

IMPORTANT INFORMATION

      Any holder desiring to tender 2 3/4% LYONs must, prior to the expiration of the Offer (subject to following the procedures for guaranteed delivery referred to in the next paragraph), either (a) in the case of a holder who holds physical certificates evidencing such 2 3/4% LYONs, complete and sign the Letter of Transmittal, or a facsimile copy thereof, in accordance with the instructions in the Letter of Transmittal, have such holder’s signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver the Letter of Transmittal and any other required documents to U.S. Bank National Association (the “Depositary”) and deliver the certificates evidencing such 2 3/4% LYONs to the Depositary along with the Letter of Transmittal, or facsimile, or (b) in the case of a beneficial owner who holds 2 3/4% LYONs in book-entry form, (i) request such owner’s broker, dealer, commercial bank, trust company or other nominee to effect the tender for such holder, or (ii) tender through DTC pursuant to ATOP, as described below. See “The Offer — Procedures for Tendering 2 3/4% LYONs.” A holder having 2 3/4% LYONs registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such holder desires to tender such 2 3/4% LYONs.

      A holder who desires to tender 2 3/4% LYONs and whose certificates for such 2 3/4% LYONs are not immediately available or who cannot comply in a timely manner with the procedure for book-entry transfer described herein, or who cannot deliver all required documents to the Depositary prior to the Expiration Date, may tender 2 3/4% LYONs by following the procedure for guaranteed delivery set forth in “The Offer — Procedures for Tendering 2 3/4% LYONs.”

      To tender your 2 3/4% LYONs, you must properly complete and execute the related Letter of Transmittal, including the section relating to the price or prices at which you are tendering your 2 3/4% LYONs.

      WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR 2 3/4% LYONS IN THE OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, ANY RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

      This Offer to Purchase does not constitute an offer to purchase in any jurisdiction in which, or to or from any person to or from whom, it would be unlawful to make such offer under applicable law. The delivery of this Offer to Purchase shall not under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the date hereof or that there has been no change in the information set forth herein or in the affairs of the Company or any subsidiaries of the Company since the date hereof.

      This Offer to Purchase and the accompanying Letter of Transmittal contain important information which should be read before any decision is made with respect to the Offer.

      This Offer to Purchase has not been reviewed by any Federal or state securities commission or regulatory authority, nor has any such commission or authority passed upon the accuracy or adequacy of this Offer to Purchase. Any representation to the contrary is unlawful and may be a criminal offense.

      Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal or the other documents used in connection with the Offer should be directed to the Information Agent. Beneficial owners may also contact their brokers, dealers, commercial banks or trust companies through which they hold 2 3/4% LYONs with questions and requests for assistance.

AVAILABLE INFORMATION

      The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance therewith, files reports, proxy statements and other documents and information with the Securities and Exchange Commission (the “Commission”). The Company also has filed with the Commission a Tender Offer Statement on Schedule TO (the “Schedule TO”) under the Exchange Act, which includes certain of the information contained in this Offer to Purchase and certain other information relating to the Offer. The 2 3/4% LYONs were publicly issued pursuant to a Registration Statement on Form S-3 (No. 333-34494) filed under the Securities Act of 1933, as amended (the “Securities Act”). Such reports, registration statements and other documents and information may be inspected and copied at the public reference facilities maintained by the Commission at the Public Reference Room of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a web site located at http://www.sec.gov that contains reports, proxy and the aforementioned statements and other information regarding registrants that have filed electronically with the Commission, including the Company. Please call the Commission at 1-800-SEC-0330 for further information. Our filings are also available by calling the New York Stock Exchange at (212) 656-5060.

      Copies of the Indenture (as defined herein) pursuant to which the 2 3/4% LYONs were issued also are available from the Company upon request. Requests for such copies should be directed to the Information Agent or the Dealer Manager at the addresses and telephone numbers set forth herein.

INCORPORATION OF INFORMATION BY REFERENCE

      The following documents of the Company have been filed with the Commission and are incorporated herein by reference:

(i) the Company’s Tender Offer Statement on Schedule TO filed with the Commission on June 21, 2002 (the “Schedule TO”);

(ii) the Section titled “Description of LYONs” in the Prospectus Supplement filed pursuant to Rule 424(b)(2) on May 4, 2000 under the Company’s Registration Statement on Form S-3 filed on April 11, 2000 and amended on April 14, 2000 (Registration No. 333-34494);

(iii) the Company’s Definitive Proxy Statement on Schedule 14A filed with the Commission on December 14, 2001;

(iv) the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2001 filed with the Commission on November 15, 2001;

(v) the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended November 30, 2001 filed with the Commission on January 11, 2002; and

(vi) the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 1, 2002 filed with the Commission on April 12, 2002.

      All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the Expiration Date shall be deemed to be incorporated by reference into this Offer to Purchase and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Offer to Purchase to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase. The Company will provide without charge to each person, including any beneficial owner to whom this Offer to Purchase has been delivered, upon written or oral request of such person, a copy of any and all of the documents referred to above that have been or may be incorporated by reference herein other than exhibits to such documents (unless such exhibits are specifically incorporated by reference herein). Requests for such copies should be directed to Kiran Patel, Executive Vice President and Chief Financial Officer, Solectron Corporation, 777 Gibraltar Drive, Milpitas, California 95035; (408) 957-8500.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      This Offer to Purchase contains or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are subject to the Safe Harbor provisions created by that statute, including, but not limited to:

•	the anticipated financial impact of recent and future acquisitions;

•	our ability to reduce our operating expenses through our restructuring initiatives; and

•	the trends and projected capital expenditures discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

      We intend that these forward-looking statements be subject to the safe harbors created by those provisions. These forward-looking statements are based on current expectations, forecasts and assumptions involving risks and uncertainties that could cause actual outcomes to differ materially. These statements are generally accompanied by words such as “intend,” “anticipate,” “believe,” “estimate,” “expect” and other similar words and statements. These risks and uncertainties, which in some instances are beyond our ability to control, include but are not limited to:

•	the recent global economic slowdown and declining customer demand for our services and products;

•	risks associated with the cyclical nature of the telecommunications and electronics industry;

•	our ability to compete successfully to win new business and customers and to retain existing customers as well as the level of success of our competitors;

•	our ability to realize the benefit of anticipated cost-savings, due to our restructuring initiatives and otherwise, is dependent on factors that may be beyond our control; and

•	our discovery of unforeseen liabilities and our ability to integrate into our existing business the operations of NatSteel, C-MAC and our other recent and future acquisitions effectively.

      Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate, including, but not limited to, statements about our future operating results and business plans. Therefore, we can give no assurance that the results implied by these forward-looking statements will be realized. The inclusion of this forward-looking information should not be regarded as a representation by our company or any other person that the future events, plans or expectations contemplated by Solectron will be achieved. Furthermore, past performance in operations and share price is not necessarily indicative of future performance. We disclaim any intention or obligation to update or revise any forward-looking statements as a result of new information, future events or otherwise.

THE OFFER

1.     Purpose of the Offer; Certain Information About the Company

      Purpose of the Offer. Solectron Corporation (the “Company”) is making the Offer to reduce the amount of its outstanding indebtedness and effectively to extend the average maturity of its outstanding indebtedness. Any 2 3/4% LYONs accepted for payment by the Company in the Offer will be cancelled. The Offer will effectively extend the average maturity of the Company’s outstanding indebtedness because holders of the 2 3/4% LYONs have the right to require the Company to purchase their 2 3/4% LYONs on May 8, 2003. The Company may satisfy this put obligation in cash or its common stock, par value $0.001 per share (“Common Stock”), or a combination of both, at the Company’s option. Assuming that the Company’s stock price does not increase significantly, the Company expects that a majority of the holders of the 2 3/4% LYONs will require the Company to repurchase their 2 3/4% LYONs on May 8, 2003. The Company will use up to $900 million of funds from its available cash on hand to consummate the Offer. See “— Terms of the Offer.”

      Certain Information About the Company. Solectron Corporation is a leading provider of electronics manufacturing services (“EMS”) to original equipment manufacturers (“OEMs”) that design and sell networking equipment, computing equipment (including workstations, notebooks, desktops and peripherals), mobile and wireline telecommunications equipment, and other electronics equipment and products. These companies contract with Solectron Corporation to build their products or to obtain other related supply-chain services, such as design, testing, systems integration and after-sales repair and support. Providing these solutions to the Company’s customers allows them to reduce their capital investment requirements and fixed overhead costs and to remain competitive by focusing on their core competencies of sales, marketing, and research and development.

      Solectron Corporation was originally incorporated in California in August 1977. In February 1997, Solectron Corporation was reincorporated in Delaware. The Company’s principal executive offices are located at 777 Gibraltar Drive, Milpitas, California 95035. The Company’s telephone number is (408) 957-8500 and its Internet address is www.solectron.com. The information contained or incorporated in the Company’s website is not a part of this Offer to Purchase.

      Recent Developments. On May 14, 2002, Moody’s Investor Services downgraded the Company’s indebtedness. Moody’s now rates the Company’s senior unsecured debt Ba3 with a stable outlook. On June 20, 2002, the Company announced its financial results for the three and nine month periods ended May 31, 2002. This press release is filed as an exhibit to the Schedule TO.

      Additional information about the Company’s business can be found in its periodic filings with the Securities and Exchange Commission, including its annual report on Form 10-K, its quarterly reports on Form 10-Q and its current reports on Forms 8-K. See “Available Information” and “Incorporation of Documents by Reference.”

2.     Terms of the Offer

      The Offer and Purchase Price; Modified Dutch Auction Procedure. Upon the terms and subject to the conditions of the Offer (including, if the Offer is amended or extended, the terms and conditions of any amendment or extension), Solectron Corporation is offering to purchase for cash up to $1.5 billion aggregate principal amount at maturity of its outstanding 2 3/4% LYONs at a purchase price not greater than $600 nor less than $580 per $1,000 principal amount at maturity of 2 3/4% LYONs as determined by the “Modified Dutch Auction” procedure described below. The lowest price in the price range listed above is referred to as the “Minimum Offer Price”. The highest price in the price range listed above is referred to as the “Maximum Offer Price”. The maximum aggregate principal amount at maturity of the 2 3/4% LYONs to be purchased is referred to as the “Offer Amount.”

      Under the “Modified Dutch Auction” procedure, the Company will accept 2 3/4% LYONs validly tendered (and not withdrawn) in the Offer in the order of the lowest to the highest tender prices specified or deemed to have been specified by tendering holders within the price range for the 2 3/4% LYONs subject to the Offer. The Company will select the Purchase Price, which will be the single lowest price so specified that will enable the Company to purchase the Offer Amount of the 2 3/4% LYONs (or, if less than the Offer Amount is validly tendered (and not withdrawn), all 2 3/4% LYONs so tendered). The Company will pay the Purchase Price for all 2 3/4% LYONs validly tendered (and not withdrawn) at or below the Purchase Price, upon the terms and subject to the conditions of the Offer.

      Proration. In the event that the amount of 2 3/4% LYONs validly tendered (and not withdrawn) on or prior to the Expiration Date at or below the Purchase Price exceeds the Offer Amount, then, subject to the terms and conditions of the Offer, the Company will accept for payment at the Purchase Price, all such 2 3/4% LYONs on a pro rata basis. The Company will make appropriate adjustments to avoid purchases of 2 3/4% LYONs in a principal amount at maturity other than an integral multiple of $1,000.

      Any 2 3/4% LYONs tendered but not purchased pursuant to the Offer, including 2 3/4% LYONs tendered pursuant to the Offer at prices greater than the Purchase Price and 2 3/4% LYONs not purchased because of proration, will be returned to the tendering holders at the Company’s expense promptly following the earlier of the Expiration Date or the date on which the Offer is terminated.

      In the event that proration of tendered 2 3/4% LYONs is required, the Company will determine the final proration factor as soon as practicable after the Expiration Date. Although the Company does not expect to be able to announce the final results of such proration until approximately five business days after the Expiration Date, the Company will announce preliminary results of proration by press release as soon as practicable after the Expiration Date. Holders may also obtain such preliminary proration information from either the Information Agent or the Dealer Manager. Rule 14e-1(c) under the Exchange Act requires that the Company pay the consideration offered or return the 2 3/4% LYONs deposited pursuant to the Offer promptly after the termination or withdrawal of the Offer.

      Conditions. The Offer does not have as a condition that a minimum amount of 2 3/4% LYONs be tendered in the Offer. The Company’s obligation to accept for payment, and to pay for, 2 3/4% LYONs validly tendered pursuant to the Offer is conditioned upon the satisfaction of the conditions set forth in “— Conditions to the Offer.” If by the Expiration Date any or all of such conditions have not been satisfied, the Company reserves the right (but will not be obligated) to (a) extend or otherwise amend the Offer in any respect by giving written notice of such amendment to the Depositary and making public disclosure of such extension or amendment to the extent required by law or (b) waive any or all of the conditions and, subject to compliance with applicable rules and regulations of the Commission, purchase 2 3/4% LYONs validly tendered and not withdrawn pursuant to the Offer.

      Expiration of the Offer. The Offer will expire at 12:00 midnight, New York City time, on Friday, July 19, 2002, unless extended by the Company (such time and date with respect to the Offer, as it may be extended, the “Expiration Date”).

      Amendment; Extension; Waiver; Termination. Subject to applicable securities laws and the terms and conditions set forth in this Offer to Purchase, the Company expressly reserves the right (but will not be obligated), at any time or from time to time, on or prior to the Expiration Date, regardless of whether or not any of the events set forth in “— Conditions to the Offer” shall have occurred or shall have been determined by the Company to have occurred, to (a) waive any and all conditions to the Offer; (b) extend or terminate the Offer; or (c) otherwise amend the Offer in any respect. The rights reserved by the Company in this paragraph are in addition to the Company’s rights to terminate the Offer described under “— Conditions to the Offer.”

      There can be no assurance that the Company will not exercise its right to terminate or amend the Offer. Irrespective of any amendment to the Offer, all 2 3/4% LYONs previously tendered pursuant to the Offer and not accepted for purchase or withdrawn will remain subject to the Offer and may be accepted thereafter for payment by the Company.

      If the Company makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Company will disseminate additional materials relating to the Offer and extend the Offer to the extent required by law. In addition, the Company may, if it deems appropriate, extend the Offer for any other reason. In addition, if the consideration to be paid in the Offer is increased or decreased or the amount of 2 3/4% LYONs subject to the Offer is increased by more than 2% of the 2 3/4% LYONs outstanding or decreased, the Offer will remain open at least 10 business days from the date the Company first gives notice of such increase or decrease to holders of 2 3/4% LYONs subject to the Offer, by press release or otherwise.

      If for any reason the acceptance for payment of, or (whether before or after any 2 3/4% LYONs have been accepted for payment pursuant to the Offer) the payment for, 2 3/4% LYONs subject to the Offer is delayed or if the Company is unable to accept for payment or pay for 2 3/4% LYONs pursuant to the Offer, then, without prejudice to the Company’s rights under the Offer, tendered 2 3/4% LYONs may be retained by the Depositary on behalf of the Company (subject to the right of withdrawal in certain circumstances and subject to Rule 14e-1(c) under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the investor promptly after the termination or withdrawal of a tender offer).

      Any extension, amendment or termination of the Offer by the Company will be followed as promptly as practicable by announcement thereof. Without limiting the manner in which the Company may choose to make such announcement, the Company will not, unless otherwise required by law, have any obligation to advertise or otherwise communicate any such announcement other than by making a release to the Dow Jones News Service or such other means of announcement as the Company deems appropriate.

      Pursuant to Rule 13e-4 under the Exchange Act, the Company has filed with the Commission on June 21, 2002 a Schedule TO which contains additional information with respect to the Offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as set forth under “Incorporation of Documents by Reference” in this Offer to Purchase.

3.     Certain Information About the 2 3/4% LYONs

      Description of the 2 3/4% LYONs. This description of the 2 3/4% LYONs is qualified by the more complete description contained under the caption “Description of LYONs” in the Prospectus Supplement filed pursuant to Rule 424(b)(2) on May 4, 2000 under the Company’s Registration Statement on Form S-3 filed on April 11, 2000 and amended on April 14, 2000 (Registration No. 333-34494) and by the Indenture (as defined below), a copy of which is available from the Company, and the Supplemental Indenture dated May 8, 2000 between Solectron Corporation and State Street Bank and Trust Company, N.A., as trustee, filed as an exhibit to the Form 8-K filed by the Company on May 16, 2000.

      On May 8, 2000, Solectron Corporation issued an aggregate of $4,025,000,000 principal amount at maturity of the 2 3/4% LYONs pursuant to an indenture between Solectron Corporation and State Street Bank and Trust Company, N.A., as trustee (the “Indenture”). The Company issued the 2 3/4% LYONs at an issue price of $579.12 per 2 3/4% LYON (57.912% of the principal amount at maturity).

      Maturity and Interest. The Company will not pay interest on the 2 3/4% LYONs prior to maturity. Instead, on May 8, 2020, the maturity date of the 2 3/4% LYONs, a holder will receive $1,000 per 2 3/4% LYON. The issue price of each 2 3/4% LYON represented a yield to maturity of 2.75% per year (computed on a semi-annual bond-equivalent basis) calculated from May 8, 2000.

      Ranking. The 2 3/4% LYONs are unsecured and unsubordinated obligations of the Company that rank equally in right of payment with all of the Company’s existing and future unsecured and unsubordinated obligations and rank senior in right of payment to all of the Company’s existing and future subordinated obligations. The 2 3/4% LYONs are effectively subordinate to all existing and future obligations of the Company’s subsidiaries.

      Conversion. Holders may convert their 2 3/4% LYONs at any time on or before the maturity date, unless the 2 3/4% LYONs have previously been redeemed, purchased or tendered and not withdrawn, into 12.3309 shares of the Company’s Common Stock per $1,000 principal amount at maturity of 2 3/4% LYONs. This conversion rate would translate into a conversion price of $50.98 per share of Common Stock based on the accreted value of $628.57 per $1,000 principal amount at maturity of 2 3/4% LYONs on May 8, 2003. Shares of the Company’s Common Stock are traded on the NYSE under the symbol “SLR.” On June 20, 2002, the last reported sale price of the Common Stock on the NYSE was $5.35 per share.

      Purchase at Option of Holders. Holders may require the Company to purchase all or a portion of their 2 3/4% LYONs on May 8, 2003 at a price of $628.57 per $1,000 principal amount at maturity of 2 3/4% LYONs, and on May 8, 2010 at a price of $761.00 per $1,000 principal amount at maturity of 2 3/4% LYONs. The Company may choose to pay the purchase price in cash or Common Stock or a combination of cash and Common Stock, at its option. A holder whose 2 3/4% LYONs are not purchased in the Offer would realize a yield to May 8, 2003 of 6.03% if calculated from July 26, 2002 (the assumed payment date) using the Maximum Offer Price or 10.53% using the Minimum Offer Price. In addition, upon a change in control occurring on or before May 8, 2003, each holder may require the Company to repurchase all or a portion of such holder’s 2 3/4% LYONs at a price equal to the issue price of such 2 3/4% LYONs, plus accrued original issue discount to the date of repurchase.

      Redemption. The Company will have the right to redeem all or a portion of the 2 3/4% LYONs at its option at any time on or after May 8, 2003 at certain specified redemption prices.

      Market for the 2 3/4% LYONs. The 2 3/4% LYONs are traded on the NYSE under the symbol “SLR ZRM 20.” On June 19, 2002, the last reported sale price of the 2 3/4% LYONs on the NYSE was 56.50% per $1,000 principal amount at maturity. The LYONs also trade over-the-counter at prices which generally have been slightly higher than those on the NYSE. We believe most trading of the LYONs occurs over-the-counter. As of June 20, 2002, there was outstanding $2,352,500,000 aggregate principal amount at maturity of the 2 3/4% LYONs. The Offer Amount is approximately 64% of the aggregate outstanding principal amount at maturity of the 2 3/4% LYONs as of June 20, 2002. The following table shows the high and low trading prices, expressed as a percentage of the principal amount at maturity of the 2 3/4% LYONs as reported by the NYSE for the periods indicated.

NYSE Trading Prices

	High	Low

Fiscal Year Ended August 31, 2000
Fourth Quarter	65.00%	65.00%
Fiscal Year Ended August 31, 2001
First Quarter	N/A	N/A
Second Quarter	N/A	N/A
Third Quarter	54.00%	47.50%
Fourth Quarter	55.75	48.63
Fiscal Year Ended August 31, 2002
First Quarter	53.00%	47.50%
Second Quarter	56.50	50.38
Third Quarter	58.00	54.75
Fourth Quarter (through June 19, 2002)	58.00	56.00

4.     Certain Significant Considerations

      The following considerations, in addition to the other information described elsewhere herein or incorporated by reference herein should be carefully considered by each holder of 2 3/4% LYONs before deciding whether to tender 2 3/4% LYONs pursuant to the Offer.

      Purchase Price is at a Discount to Accreted Value of the 2 3/4% LYONs; Put Right. The accreted value of the 2 3/4% LYONs, which will be $615.22 per $1,000 principal amount at maturity of 2 3/4% LYONs on July 26,

2002 (the assumed payment date), is greater than the Maximum Offer Price. In addition, holders of 2 3/4% LYONs may require the Company to purchase all or a portion of their 2 3/4% LYONs on May 8, 2003 at a price of $628.57 per $1,000 principal amount at maturity of 2 3/4% LYONs. A holder whose 2 3/4% LYONs are not purchased in the Offer would realize a yield to May 8, 2003 of 6.03% if calculated from July 26, 2002 using the Maximum Offer Price or 10.53% using the Minimum Offer Price.

      Position of the Company Concerning the Offer. Neither the Company nor its Board of Directors makes any recommendation to any holder whether to tender or refrain from tendering any or all of such holder’s 2 3/4% LYONs or at what purchase price, if any, such holder should submit any such tender and neither of them has authorized any person to make any such recommendation. The Company has not retained and does not intend to retain any unaffiliated representative to act solely on behalf of the holders for purposes of negotiating the terms of the Offer and/or preparing a report concerning the fairness of the Offer. The Company has not received any report, opinion or appraisal from an outside party that is materially related to the Offer. Holders are urged to evaluate carefully all information in the Offer, consult their own investment and tax advisors and make their own decisions whether to tender 2 3/4% LYONs, and, if they decide to tender 2 3/4% LYONs, the amount of 2 3/4% LYONs to tender and the price at which to tender.

      Conditions to the Consummation of the Offer and Related Risks. Each of the conditions to the Offer is described in more detail in “— Conditions to the Offer.” There can be no assurance that such conditions will be met.

      The Company is Significantly Leveraged. As of May 31, 2002, the Company had approximately $203 million of short-term indebtedness, $1.4 billion of current portion of long-term indebtedness and $3.3 billion of long-term indebtedness (which in the case of all liquid yield option notes is the accreted value as of that date). Assuming the Company had purchased the Offer Amount in the Offer as of May 31, 2002, it would have had approximately $203 million of short-term indebtedness, $522 million of current portion of long-term indebtedness and $3.3 billion of long-term indebtedness (which in the case of all remaining liquid yield option notes is the accreted value as of that date). The degree to which the Company is leveraged could materially and adversely affect its ability to obtain financing for working capital, acquisitions or other purposes, could make the Company more vulnerable to industry downturns and competitive pressures, or could limit its flexibility in planning for, or reacting to, changes and opportunities in, the electronics manufacturing services industry, which may place the Company at a competitive disadvantage compared to its competitors. The Company’s ability to meet its debt service obligations will be dependent upon its future performance, which will be subject to financial, business and other factors affecting its operations, many of which are beyond the Company’s control. On May 14, 2002, Moody’s Investor Services downgraded the Company’s indebtedness. Moody’s now rates the Company’s senior unsecured debt Ba3 with a stable outlook. This ratings downgrade will increase our cost of capital should we borrow under our revolving lines of credit and may make it more expensive for us to raise additional capital in the future on terms that are acceptable to us or at all.

      Treatment of 2 3/4% LYONs Not Purchased in the Offer. 2 3/4% LYONs not purchased in the Offer will remain outstanding. The terms and conditions governing the 2 3/4% LYONs, including the covenants and other protective provisions contained in the indenture governing the 2 3/4% LYONs, will remain unchanged. No amendment to the indenture is being sought. From time to time in the future, the Company or the Company’s subsidiaries may acquire 2 3/4% LYONs that are not tendered in the Offer through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as they may determine, which may be more or less than the price to be paid pursuant to the Offer and could be for cash or other consideration. Alternatively, the Company may, subject to certain conditions, redeem any or all of the 2 3/4% LYONs not purchased pursuant to the Offer at any time that it is permitted to do so under the indenture governing the 2 3/4% LYONs. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) the Company or any of the Company’s subsidiaries will choose to pursue in the future.

      The Offer Could Result in Reduced Liquidity of the 2 3/4% LYONs. The 2 3/4% LYONs currently are traded on the NYSE and over-the-counter. The extent of the public market for the 2 3/4% LYONs following consummation of the Offer would depend on the number of holders that remain and the amount of 2 3/4%

LYONs outstanding at such time and other factors. An issue of securities with a smaller float may trade at lower prices and/or in a more volatile manner than would a comparable issue of securities with a greater float. Accordingly, the market price for 2 3/4% LYONs that are not tendered in the Offer may be adversely affected by the reduction in float of the 2 3/4% LYONs caused by the consummation of the Offer.

5.     Acceptance of 2 3/4% LYONs for Payment

      Acceptance of 2 3/4% LYONs for Payment. Upon the terms and subject to the conditions of the Offer (including if such Offer is extended or amended, the terms and conditions of any such extension or amendment) and applicable law, the Company will accept for payment, and thereby purchase, all 2 3/4% LYONs validly tendered (and not withdrawn) at or below the Purchase Price pursuant to the Offer, on or prior to the Expiration Date, subject to proration.

      In the event that the amount of 2 3/4% LYONs validly tendered (and not withdrawn) on or prior to the Expiration Date at or below the Purchase Price exceeds the Offer Amount, then, subject to the terms and conditions of the Offer, the Company will accept for payment all such 2 3/4% LYONs validly tendered (and not withdrawn) at or below the Purchase Price on a pro rata basis at the Purchase Price. In all cases, the Company will make appropriate adjustments to avoid purchases of 2 3/4% LYONs in a principal amount at maturity other than an integral multiple of $1,000.

      The Company will be deemed to have accepted for payment pursuant to the Offer and thereby have purchased, validly tendered 2 3/4% LYONs that are subject to the Offer, if, as and when the Company gives oral (confirmed in writing) or written notice to the Depositary of the Company’s acceptance of such 2 3/4% LYONs for purchase pursuant to the Offer. In all cases, payment for 2 3/4% LYONs purchased pursuant to the Offer will be made by deposit of the Purchase Price for the tendered 2 3/4% LYONs with the Depositary, which will act as agent for tendering holders for the purpose of receiving payments from the Company and transmitting such payments to such holders.

      The Company expressly reserves the right, in its sole discretion and subject to Rule 14e-1(c) under the Exchange Act, to delay acceptance for payment of, or payment for, 2 3/4% LYONs in order to comply, in whole or in part, with any applicable law. See “— Conditions to the Offer.” In all cases, payment by the Depositary to holders of cash for the 2 3/4% LYONs accepted for purchase pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates representing such 2 3/4% LYONs or timely confirmation of a book-entry transfer of such 2 3/4% LYONs into the Depositary’s account at DTC pursuant to the procedures set forth under “— Procedures for Tendering 2 3/4% LYONs,” (b) a properly completed and duly executed Letter of Transmittal and (c) any other documents required by the Letter of Transmittal.

      If the Offer is terminated or withdrawn, or the 2 3/4% LYONs subject to the Offer are not accepted for payment, no consideration will be paid or payable to holders of those 2 3/4% LYONs. If any tendered 2 3/4% LYONs are not purchased pursuant to the Offer for any reason or certificates are submitted evidencing more 2 3/4% LYONs than are tendered in the Offer, the 2 3/4% LYONs not purchased will be returned, without expense, to the tendering holder (or, in the case of 2 3/4% LYONs tendered by book-entry transfer, those 2 3/4% LYONs will be credited to the account maintained at DTC from which those 2 3/4% LYONs were delivered) unless otherwise requested by such holder under “Special Delivery Instructions” or “Special Payment Instructions” in the Letter of Transmittal, promptly following the Expiration Date or termination of the Offer.

      Tendering holders who hold 2 3/4% LYONs registered in their own names and who tender their 2 3/4% LYONs directly to the Depositary will not be obligated to pay brokerage fees or commissions or, except as set forth in the Letter of Transmittal, transfer taxes on the purchase of 2 3/4% LYONs by the Company pursuant to the Offer. Holders who tender their 2 3/4% LYONs through their broker or other nominee may be required by each broker or nominee to pay a fee or service charge to such broker or nominee. Such holders should inquire of their broker or other nominee if such charges will be applicable. The Company will pay all fees and expenses of the Dealer Manager, the Depositary and the Information Agent in connection with the Offer.

      Accreted Interest. Holders who tender 2 3/4% LYONs and whose 2 3/4% LYONs are accepted for payment pursuant to the Offer, will receive a cash payment equal to the Purchase Price and will not otherwise be entitled to any accreted interest on the 2 3/4% LYONs.

      Under no circumstances will any interest be payable because of any delay in the transmission of funds to the holders of purchased 2 3/4% LYONs or otherwise.

6.     Procedures for Tendering 2 3/4% LYONs

      Method of Tender. The method of delivery of 2 3/4% LYONs and the Letter of Transmittal, any required signature guarantees and all other required documents, including delivery through DTC and any acceptance of an Agent’s Message (as defined below) transmitted through ATOP, is at the election and risk of the holder tendering 2 3/4% LYONs, delivering the Letter of Transmittal and, except as otherwise provided in the Letter of Transmittal, delivery will be deemed made only when actually received by the Depositary, which must be before 12:00 midnight, New York City time, on the Expiration Date. If delivery is by mail, it is suggested that the holder use properly insured, registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the applicable Expiration Date to permit delivery to the Depositary on or prior to such date. 2 3/4% LYONs may be tendered and will be accepted for purchase only in denominations of $1,000 principal amount at maturity and integral multiples thereof.

      Specification of Purchase Price. In accordance with the instructions contained in the Letter of Transmittal, holders desiring to tender their 2 3/4% LYONs in the Offer must properly indicate one of two pricing methods. In Box A of the Letter of Transmittal, the holder must indicate the price (in multiples of $1.25 per $1,000 principal amount at maturity) at which 2 3/4% LYONs are being tendered, within the range specified above for such 2 3/4% LYONs. Alternatively, the holder can choose not to specify a price and, instead, specify in Box B that the holder will tender its 2 3/4% LYONS at the Purchase Price. This could result in the holder receiving a price per $1,000 principal amount at maturity of 2 3/4% LYONs tendered as low as $580 but not higher than $600. In accordance with the instructions contained in the Letter of Transmittal, a holder may tender different portions of its 2 3/4% LYONs at different prices; however, a holder may not specify prices for an aggregate amount of 2 3/4% LYONs in excess of the aggregate amount of 2 3/4% LYONs held by such holder. The same 2 3/4% LYONs cannot be tendered at more than one price. To tender 2 3/4% LYONs properly, only one price within the price range (or no price) may be specified in the appropriate section in the Letter of Transmittal.

      Holders must clearly specify in the Letter of Transmittal the price within the price range at which the 2 3/4% LYONs are being tendered. If you do not specify a purchase price in an otherwise properly completed Letter of Transmittal, you will be deemed to have accepted the Purchase Price determined by the Company with respect to the terms of the Offer.

      Tender of 2 3/4% LYONs. The tender by a holder of 2 3/4% LYONs pursuant to the Offer (and subsequent acceptance of such tender by the Company) pursuant to one of the procedures set forth below will constitute a binding agreement between such holder and the Company with respect to the Offer in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

      Tender of 2 3/4% LYONs Held in Physical Form. To tender 2 3/4% LYONs held in physical form pursuant to the Offer, a properly completed Letter of Transmittal duly executed by the holder thereof, and any other documents required by the Letter of Transmittal and certificates representing such 2 3/4% LYONs, must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase must be received by the Depositary at such address on or prior to 12:00 midnight, New York City time, on the Expiration Date. Letters of Transmittal and 2 3/4% LYONs should be sent only to the Depositary (U.S. Bank National Association) and should not be sent to the Company, the Information Agent or the Dealer Manager.

      If the 2 3/4% LYONs are registered in the name of a person other than the signer of the Letter of Transmittal, then, in order to tender such 2 3/4% LYONs pursuant to the Offer, the 2 3/4% LYONs must be endorsed or accompanied by an appropriate written instrument or instruments of transfer signed exactly as the name(s) of such holder(s) appear(s) on the 2 3/4% LYONs, with the signature(s) on the 2 3/4% LYONs or instruments of transfer guaranteed as provided below. If these procedures are followed by a beneficial owner tendering 2 3/4% LYONs on or prior to the Expiration Date, the holder or holders of such 2 3/4% LYONs must sign a valid proxy pursuant to the Letter of Transmittal.

      Tender of 2 3/4% LYONs Held Through a Custodian. Any beneficial owner whose 2 3/4% LYONs are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender 2 3/4% LYONs pursuant to the Offer and deliver the Letter of Transmittal should contact such registered holder promptly and instruct such holder to tender 2 3/4% LYONs and deliver the Letter of Transmittal on such beneficial owner’s behalf. Instructions to the Letter of Transmittal are enclosed in the materials provided along with this Offer to Purchase which may be used by a beneficial owner in this process to instruct the registered holder to tender 2 3/4% LYONs. If such beneficial owner wishes to tender such 2 3/4% LYONs himself, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering such 2 3/4% LYONs, either make appropriate arrangements to register ownership of the 2 3/4% LYONs in such beneficial owner’s name or follow the procedures described in the immediately preceding paragraph. The transfer of record ownership may take considerable time.

      Tender of 2 3/4% LYONs Held Through DTC. To tender effectively 2 3/4% LYONs that are held through DTC, DTC participants should either (a) properly complete and duly execute the Letter of Transmittal (or a manually signed facsimile thereof) together with any other documents required by the Letter of Transmittal, and mail or deliver the Letter of Transmittal and such other documents to the Depositary, or (b) electronically transmit their acceptance of the Offer and the Letter of Transmittal through ATOP (and thereby tender 2 3/4% LYONs), for which the transaction will be eligible. Upon receipt of such holder’s acceptance through ATOP, DTC will credit the Depositary’s account and verify the acceptance and send an Agent’s Message (as defined herein) to the Depositary for its acceptance. Delivery of tendered 2 3/4% LYONs must be made to the Depositary pursuant to the book-entry delivery procedures set forth below, or the tendering DTC participant must comply with the guaranteed delivery procedures set forth below.

      Except as provided below, unless the 2 3/4% LYONs being tendered are deposited with the Depositary on or prior to the Expiration Date (accompanied by a properly completed and duly executed Letter of Transmittal or a properly transmitted Agent’s Message), the Company may, at its option, reject such tender. Payment for the 2 3/4% LYONs will be made only against deposit of the properly tendered 2 3/4% LYONs and delivery of any other required documents.

      Book-Entry Delivery Procedures. The Depositary will establish accounts with respect to the series of 2 3/4% LYONs at DTC for purposes of the Offer within three business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC may make book-entry delivery of the 2 3/4% LYONs by causing DTC to transfer such 2 3/4% LYONs into the Depositary’s account in accordance with DTC’s procedures for such transfer.

      Although delivery of 2 3/4% LYONs may be effected pursuant to the Offer through book-entry transfer into the Depositary’s account at DTC, an Agent’s Message in connection with a book-entry transfer, and any other required documents, must, in any case, be received by the Depositary at its address as set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date in connection with the tender of such 2 3/4% LYONs. Delivery of documents to DTC does not constitute delivery to the Depositary.

      The confirmation of a book-entry transfer into the Depositary’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation.” The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from each participant in DTC tendering the 2 3/4% LYONs and that such participants have received the Letter of Transmittal and agree to be bound by the terms of the Letter of Transmittal and the Company may enforce such agreement against such participants.

      Signature Guarantees. No signature guarantee is required on the Letter of Transmittal if the 2 3/4% LYONs tendered are tendered and delivered (a) by a registered holder of 2 3/4% LYONs (or by a participant in DTC whose name appears on a security position listing as the owner of such 2 3/4% LYONs) who has not completed any of the boxes entitled “Special Payment Instructions” or “Special Delivery Instructions” on the

Letter of Transmittal, or (b) for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States (each of the foregoing being referred to as an “Eligible Institution”). If the 2 3/4% LYONs are registered in the name of a person other than the signer of the Letter of Transmittal or if 2 3/4% LYONs not accepted for payment or not tendered are to be returned to a person other than the registered holder, then the signature on the Letter of Transmittal accompanying the tendered 2 3/4% LYONs must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program (a “Medallion Signature Guarantor”). See the Instructions to the Letter of Transmittal.

      Mutilated, Lost, Stolen or Destroyed Certificates. If a holder desires to tender 2 3/4% LYONs, but the certificates evidencing such 2 3/4% LYONs have been mutilated, lost, stolen or destroyed, such holder should contact the trustee for the 2 3/4% LYONs, State Street Bank and Trust Company of California, N.A., Corporate Trust Department, 633 W. 5th Street, 12th Floor, Los Angeles, CA 90071, Attn: Stephen Rivero (telephone: (213) 362-7345, facsimile: (213) 362-7357), to receive information about the procedures for obtaining replacement certificates for the 2 3/4% LYONs.

      Guaranteed Delivery. If a holder desires to tender 2 3/4% LYONs pursuant to the Offer and (a) certificates representing such 2 3/4% LYONs are not immediately available, (b) time will not permit such holder’s Letter of Transmittal, certificates representing such 2 3/4% LYONs and all other required documents to reach the Depositary on or prior to the Expiration Date, or (c) the procedures for book-entry transfer (including delivery of an Agent’s Message) cannot be completed on or prior to the Expiration Date, such holder may nevertheless tender such 2 3/4% LYONs with the effect that such tender will be deemed to have been received on or prior to the Expiration Date if all the following conditions are satisfied: (i) the tender is made by or through an Eligible Institution; (ii) a properly completed and duly executed Notice of Guaranteed Delivery or an Agent’s Message with respect to guaranteed delivery that is accepted by the Company is received by the Depositary on or prior to the Expiration Date as provided below; and (iii) the certificates for the tendered 2 3/4% LYONs, in proper form for transfer (or a Book-Entry Confirmation of the transfer of such 2 3/4% LYONs into the Depositary’s account at DTC as described above), together with a Letter of Transmittal (or manually signed facsimile thereof) properly completed and duly executed, with any signature guarantees and any other documents required by the Letter of Transmittal or a properly transmitted Agent’s Message, are received by the Depositary within three business days after the date of execution of the Notice of Guaranteed Delivery.

      The Notice of Guaranteed Delivery must be sent by hand delivery or by facsimile to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

      Effect of the Letter of Transmittal. Subject to and effective upon the acceptance for purchase of and payment for 2 3/4% LYONs tendered thereby, by executing and delivering a Letter of Transmittal, a tendering holder of 2 3/4% LYONs (a) irrevocably sells, assigns and transfers to, or upon the order of, the Company all right, title and interest in and to all the 2 3/4% LYONs tendered thereby and (b) irrevocably constitutes and appoints the Depositary the true and lawful agent and attorney-in-fact of such holder (with full knowledge that the Depositary also acts as agent of the Company) with respect to any such tendered 2 3/4% LYONs, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (i) deliver certificates representing such 2 3/4% LYONs, or transfer ownership of such 2 3/4% LYONs, on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to or upon the order of the Company, (ii) present such 2 3/4% LYONs for transfer of ownership on the security register for the 2 3/4% LYONs and (iii) receive all benefits or otherwise exercise all rights of beneficial ownership of such 2 3/4% LYONs (except that the Depositary will have the rights to, or control over, funds from the Company, except as agent of the Company, for the Purchase Price for any 2 3/4% LYONs tendered pursuant to the Offer that are purchased by the Company), all in accordance with the terms of the Offer.

      Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tendered 2 3/4% LYONs pursuant to any of the procedures described above and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by the Company, in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any or all tenders of any 2 3/4% LYONs determined by it not to be in proper form or if the acceptance of or payment for such 2 3/4% LYONs may, in the opinion of the Company’s counsel, be unlawful. The Company also reserves the absolute right, in its sole discretion, to waive or amend any condition to the Offer that it is legally permitted to waive or amend and waive any defect or irregularity in any tender with respect to 2 3/4% LYONs of any particular holder, whether or not similar defects or irregularities are waived in the case of other holders.

      The Company’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

      Compliance with “Short Tendering” Rule. It is a violation of Rule 14e-4 (promulgated under the Exchange Act) for a person, directly or indirectly, to tender 2 3/4% LYONs for his own account unless the person so tendering (a) has a net long position equal to or greater than the aggregate principal amount of the 2 3/4% LYONs being tendered and (b) will cause such 2 3/4% LYONs to be delivered in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

      A tender of 2 3/4% LYONs in the Offer under any of the procedures described above will constitute a binding agreement between the tendering holder and the Company with respect to the Offer upon the terms and subject to the conditions of the Offer, including the tendering holder’s acceptance of the terms and conditions of the Offer, as well as the tendering holder’s representation and warranty that (a) such holder has a net long position in the 2 3/4% LYONs being tendered pursuant to the Offer within the meaning of Rule 14e-4 under the Exchange Act and (b) the tender of such 2 3/4% LYONs complies with Rule 14e-4.

      No tender will be deemed to have been validly made until all defects or irregularities in such tender have been cured or waived. None of the Company, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any tender of any 2 3/4% LYONs or notice of withdrawal or will incur any liability for failure to give any such notification.

      Please send all materials to the Depositary and not to the Company, the Information Agent, or the Dealer Manager.

7.     Withdrawal of Tenders

      A tender of 2 3/4% LYONs pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless already accepted for payment by the Company pursuant to the Offer, may be withdrawn at any time after 12:00 midnight, New York City time, on Monday, August 19, 2002 (the date that is 40 business days after the date of this Offer to Purchase), but no consideration shall be payable in respect of 2 3/4% LYONs so withdrawn.

      If, for any reason whatsoever, acceptance for payment of, or payment for, any 2 3/4% LYONs tendered pursuant to the Offer is delayed (whether before or after the Company’s acceptance for payment of 2 3/4% LYONs) or the Company is unable to accept for payment or pay for the 2 3/4% LYONs tendered pursuant to the Offer, the Company may (without prejudice to its rights set forth herein) instruct the Depositary to retain tendered 2 3/4% LYONs (subject to the right of withdrawal in certain circumstances and subject to Rule 14e-1(c) under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the investor promptly after the termination or withdrawal of a tender offer).

      For a withdrawal of 2 3/4% LYONs tendered pursuant to the Offer to be effective, a written notice or facsimile notice of withdrawal or revocation must be received by the Depositary, prior to the Expiration Date or after Monday, August 19, 2002, if the 2 3/4% LYONs have not already been accepted for payment by the Company, at the Depositary’s address set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must (a) specify the name of the person who tendered the 2 3/4% LYONs to be withdrawn, (b) contain a description of the 2 3/4% LYONs to be withdrawn and identify the certificate number or numbers shown on the particular certificates evidencing such 2 3/4% LYONs (unless such 2 3/4% LYONs were tendered by book-entry transfer) and the aggregate principal amount at maturity of such 2 3/4% LYONs and (c) be signed by the holder of such 2 3/4% LYONs in the same manner as the original signature on the Letter of Transmittal by which such 2 3/4% LYONs were tendered (including any required signature guarantees) or be accompanied by evidence sufficient to the Company that the holder withdrawing the tender has succeeded to the beneficial ownership of the 2 3/4% LYONs. The signature on the notice of withdrawal must be guaranteed by an Eligible Institution unless such 2 3/4% LYONs have been tendered for the account of an Eligible Institution. If the 2 3/4% LYONs to be withdrawn have been delivered or otherwise identified to the Depositary, a signed notice of withdrawal is effective immediately upon written notice of such withdrawal even if physical release is not effected.

      Any permitted withdrawal of tendered 2 3/4% LYONs may not be rescinded, and any 2 3/4% LYONs properly withdrawn will thereafter be deemed not validly tendered; provided, however, that properly withdrawn 2 3/4% LYONs may be re-tendered, by again following one of the appropriate procedures described in “— Procedures for Tendering 2 3/4% LYONs,” at any time on or prior to the Expiration Date.

      If a holder tenders its 2 3/4% LYONs in the Offer, such holder may convert its 2 3/4% LYONs only if such holder withdraws its 2 3/4% LYONs prior to the time on which such holder’s right to withdraw has expired. The 2 3/4% LYONs are convertible into shares of the Company’s Common Stock at a conversion rate of 12.3309 shares of Common Stock per $1,000 principal amount at maturity of 2 3/4% LYONs.

      Any 2 3/4% LYONs that have been tendered pursuant to the Offer but that are not purchased will be returned to the holder thereof without cost to such holder as soon as practicable following the earlier to occur of the Expiration Date or the date on which the Offer is terminated without any 2 3/4% LYONs being purchased thereunder.

      All questions as to the validity, form and eligibility (including time of receipt) of notices of withdrawal will be determined by the Company, in the Company’s sole discretion (whose determination shall be final and binding). None of the Company, the Depositary, the Dealer Manager, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal, or incur any liability for failure to give any such notification.

8.     Source and Amount of Funds

      The maximum amount of funds required by the Company to purchase the 2 3/4% LYONs pursuant to the Offer is estimated to be $900 million, assuming the Purchase Price is the Maximum Offer Price and we do not exercise our right to accept, if tendered, up to an additional amount of 2 3/4% LYONs equal to 2% of the outstanding 2 3/4% LYONs. The Company expects to fund its purchase of 2 3/4% LYONs hereunder from its available cash on hand.

9.     Conditions to the Offer

      The Offer has no condition that a minimum principal amount at maturity of 2 3/4% LYONs be tendered in the Offer. Notwithstanding any other provisions of the Offer and in addition to (and not in limitation of) the Company’s rights to extend and/or amend the Offer, the Company shall not be required to accept for purchase or pay for 2 3/4% LYONs validly tendered pursuant to the Offer and may amend or extend the Offer or delay or refrain from accepting for purchase, or paying for, any such 2 3/4% LYONs, in each event, subject to Rule 14e-1(c) under the Exchange Act, and may terminate the Offer if, in the reasonable judgment of the Company, any of the following conditions are not satisfied at the Expiration Date:

(1) there shall not have been threatened, instituted or be pending before any court, agency, authority or other tribunal any action, suit or proceeding by any government or governmental, regulatory or administrative agency or authority or by any other person, domestic or foreign, or any judgment, order or injunction entered, enforced or deemed applicable by any such court, authority, agency or tribunal, which (a) challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the making of the Offer, the acquisition of 2 3/4% LYONs pursuant to the Offer or is otherwise related in any manner to, or otherwise affects, the Offer, or (b) could, in the judgment of the Company, materially affect the business, condition (financial or other), assets, income, operations or prospects of the Company and its subsidiaries, or otherwise materially impair in any way the contemplated future conduct of the business of the Company and its subsidiaries, taken as a whole;

(2) there shall not have been any action threatened or taken, or any approval withheld, or any statute, rule or regulation invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or the Company or any of its subsidiaries, by any government or governmental, regulatory or administrative authority or agency or tribunal, domestic or foreign, which, in the judgment of the Company, would or might directly or indirectly result in any of the consequences referred to in clause (a) or (b) of paragraph (1) above;

(3) the Company shall not have determined that the acceptance for payment of, or payment for, some or all of the 2 3/4% LYONs would violate, conflict with or constitute a breach of any order, statute, law, rule, regulation, executive order, decree, or judgment of any court to which the Company may be bound or subject;

(4) the United States shall not have declared war or a national emergency and the commencement or escalation of armed hostilities directly or indirectly involving the United States shall not have occurred;

(5) there shall not have occurred (a) any general suspension of trading in, or limitation on prices for, securities on the American Stock Exchange, the New York Stock Exchange, the Nasdaq Stock Market, the Chicago Board of Options Exchange, the Chicago Mercantile Exchange, the Chicago Board of Trades or in the over-the-counter market, (b) any suspension of trading of any securities of the Company on any exchange or in any over-the-counter market, (c) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (d) a material change in United States currency exchange rates or a general suspension of or material limitation on the markets therefor, (e) a material disruption in securities settlement, payment or clearance services in the United States, (f) any limitation (whether or not mandatory) by any federal or state authority on, or any other event which might materially affect, the extension of credit by banks or other financial institutions, (g) any significant adverse change in the market price or rating of the 2 3/4% LYONs or the Company’s Common Stock or in the United States securities or financial markets, (h) a material impairment in the trading market for debt securities, (i) in the case of any of the foregoing existing at the date hereof, a material acceleration or worsening thereof, (j) any decline in either the Nasdaq Composite Index or the S&P 500 Composite Index by an amount in excess of 15%, measured from the close of business on June 20, 2002 or (k) any major disruption of settlements of securities;

(6) there shall not be any adverse change or changes that have occurred or are threatened in the business, condition (financial or other), assets, income, operations, prospects or stock ownership of the Company or its subsidiaries that, in the Company’s reasonable judgment, is or may be material to either the Company or its subsidiaries;

(7) a tender or exchange offer with respect to some or all of the Company’s Common Stock, or a merger or acquisition proposal for the Company, shall not have been proposed, announced or made by another person or shall not have been publicly disclosed, or the Company shall not have learned that a person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of the Company’s Common Stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of the Company’s Common Stock;

(8) there shall not have been filed by any person or group a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 reflecting an intent to acquire the Company or any shares of its Common Stock; or

(9) the Company shall not have determined that consummation of the Offer may cause its 2 3/4% LYONs to be delisted from the NYSE or to be eligible for deregistration under the Exchange Act.

      The foregoing conditions are for the sole benefit of the Company and the failure of any such condition to be satisfied may be asserted by the Company regardless of the circumstances, including any action or inaction by the Company, giving rise to any such failure and any such failure may be waived by the Company in whole or in part at any time and from time to time prior to the expiration of the Offer in its sole discretion. If any of the foregoing conditions to the Offer shall not have been satisfied, subject to the termination rights as described above, the Company may, with respect to the Offer, (a) return tendered 2 3/4% LYONs to the holders who tendered them, (b) extend the Offer and retain all tendered 2 3/4% LYONs until the expiration of such extended Offer (subject to certain withdrawal rights, see “— Withdrawal of Tenders”), or (c) amend the Offer in any respect by giving written notice of such amendment to the Depositary. The failure of the Company at any time to exercise any of the foregoing rights will not be deemed a waiver of any other right and each right will be deemed an ongoing right which may be asserted at any time prior to the expiration of the Offer.

10.     Certain U.S. Federal Income Tax Considerations

      This section summarizes some of the U.S. federal income tax considerations for a holder who tenders 2 3/4% LYONs pursuant to the Offer. This summary does not provide a complete analysis of all potential tax considerations. The information provided below is based on existing authorities. These authorities may change, or the Internal Revenue Service might interpret the existing authorities differently. In either case, the tax consequence of tendering a LYON pursuant to the Offer could differ from those described below. The summary generally applies only to “U.S. Holders” that hold 2 3/4% LYONs as “capital assets” (generally, for investment). For this purpose, U.S. Holders include (i) citizens or residents of the United States, (ii) corporations created in or organized under the laws of the United States or any state, (iii) trusts subject to the primary jurisdiction of a U.S. court and the control of one or more U.S. persons, and (iv) an estate the income of which is subject to U.S. tax regardless of its source. Special rules apply to nonresident alien individuals and foreign corporations or trusts (“Non-U.S. Holders”). This summary describes some, but not all, of these special rules. For U.S. federal income tax purposes, income earned through a foreign or domestic partnership or similar entity is attributed to its owners. The summary does not address tax considerations that may be relevant to particular holders because of their specific circumstances or because they are subject to special rules. Finally, the summary does not describe the effects of any applicable foreign, state, or local laws.

      Holders considering the tender of 2 3/4% LYONs pursuant to the Offer should consult their tax advisors regarding the application of the U.S. federal income tax laws to their particular situations and the consequences of foreign, state, or local laws and tax treaties.

          U.S. Holders

      A U.S. holder who receives cash in exchange for 2 3/4% LYONs pursuant to a tender will recognize gain or loss on the exchange equal to the difference between the amount of cash received by the holder and the holder’s adjusted tax basis in the 2 3/4% LYONs surrendered in the exchange. The holder’s tax basis in the 2 3/4% LYONs will generally equal the amount the holder paid for the 2 3/4% LYONs, increased by accrued original issue discount and any accrued market discount that the holder recognized as additional interest income. Because the 2 3/4% LYONs do not provide for the current payment of interest, the 2 3/4% LYONs were issued at a price below their stated principal amount. In effect, a portion of the amount that would be paid on maturity of a 2 3/4% LYON would represent interest. This interest accrues over the term of the 2 3/4% LYONs. Consequently, the original issue discount (“OID”) rules require holders of 2 3/4% LYONs to recognize that discount as interest income over the term of the instruments. Accrued OID is then added to the holder’s basis in the instrument so that the holder is not subject to tax again on the accrued OID upon a disposition of the instrument. Similarly, if a holder purchased a 2 3/4% LYON in the market at a price below its accreted value (that is, the original issue price plus accrued OID), an even greater portion of the amount payable at maturity would represent additional interest to that holder. The tax rules allow, but do not require, holders who purchase debt instruments at a “market discount” to recognize the market discount as additional interest income as it accrues. If a holder does elect to recognize accrued market discount currently, the amount so recognized is also added to the holder’s tax basis in the instrument.

      Any gain or loss recognized by a holder on a tender of 2 3/4% LYONs would generally be capital gain or loss. The capital gain or loss would be long-term capital gain or loss if the holder held the 2 3/4% LYONs for more than one year at the time of disposition. Long-term capital gains of non-corporate holders are subject to tax at lower rates than those applicable to ordinary income or short-term capital gains. Limitations apply, however, to the deductibility of capital losses. If the holder acquired the 2 3/4% LYONs surrendered in the exchange at a market discount, however, any gain recognized by the holder on the exchange would be recharacterized as ordinary income to the extent of any accrued market discount that the holder did not previously include in income.

Special Rules Applicable to Non-U.S. Holders

      A Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain realized on the holder’s receipt of cash in exchange for 2 3/4% LYONs pursuant to the Offer. Any gain realized by the holder would be subject to U.S. federal income tax, however, if the gain is effectively connected with the conduct by the Non-U.S. Holder of a U.S. trade or business.

      Payments of interest, including OID, to nonresident persons or entities are generally subject to U.S. federal income tax at a rate of 30 percent, collected by means of withholding by the payor. To the extent that cash received by a Non-U.S. Holder in exchange for 2 3/4% LYONs constitutes OID, however, the OID will qualify as “portfolio interest,” and thus will be exempt from the withholding tax, as long as the holder (i) certifies its nonresident status, (ii) does not own, directly or indirectly, at least 10 percent of the Company’s voting stock, and (iii) is not a “controlled foreign corporation” that is related to us. In general a foreign corporation is a controlled foreign corporation if at least 50 percent of its stock is owned, directly or indirectly, by one or more U.S. persons that each owns, directly or indirectly, at least 10 percent of the corporation’s voting stock.

      A Non-U.S. holder can meet the certification requirement described above by providing an IRS Form W-8BEN or appropriate substitute form to the Depositary. If the holder holds 2 3/4% LYONs through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to the agent. The holder’s agent will then be required to provide certification to the Depositary, either directly or through other intermediaries. In the case of a 2 3/4% LYONs holder that is a foreign partnership, the certification requirements generally apply to the partners rather than the partnership.

Backup Withholding and Information Reporting

      The Code and the Treasury regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are interest and proceeds paid by brokers to their customers. The required information returns enable the IRS to determine whether the recipient properly took the payment into account in determining its taxable income. This reporting regime is reinforced by “backup withholding” rules. These rules require the payors to withhold tax from payments subject to information reporting if the recipient fails to cooperate with the reporting regime by failing to provide his taxpayer identification number to the payor, furnishing an incorrect identification number, or repeatedly failing to report interest or dividends on his returns. The withholding tax rate is currently 30 percent, but will be reduced to 29 percent beginning in 2004 and further reduced to 28 percent beginning in 2006. The information reporting and backup withholding rules do not apply to payments to corporations, whether domestic or foreign.

      The information reporting and backup withholding rules do not apply to payments that are subject to the 30 percent withholding tax on interest paid to nonresidents, or to payments that are exempt from that tax by application of a tax treaty or special exemption. Therefore, payments of OID to a nonresident alien will generally not be subject to information reporting or backup withholding, provided that the holder certifies his nonresident status, as described above.

      If a U.S. Holder tenders 2 3/4% LYONs pursuant to the Offer through a U.S. broker, the payment by the broker to the holder will generally be subject to information reporting and backup withholding. Payments made to Non-U.S. holders by a broker will not be subject to information reporting or backup withholding as long as the Non-U.S. Holder certifies his nonresident status.

      Any amounts withheld from a payment to a holder of 2 3/4% LYONs under the backup withholding rules can be credited against any U.S. federal income tax liability of the holder.

      The preceding discussion of certain U.S. federal income tax considerations is for general information only. It is not tax advice. Each holder of 2 3/4% LYONs should consult its tax advisor regarding the particular U.S. federal, state, local and foreign tax consequences of tendering 2 3/4% LYONs pursuant to the Offer, including the consequences of any proposed changes in applicable laws.

11.	The Dealer Manager, Depositary and Information Agent

      Dealer Manager. The Company has retained Morgan Stanley & Co. Incorporated as Dealer Manager in connection with the Offer. In its capacity as Dealer Manager, Morgan Stanley & Co. Incorporated may contact holders regarding the Offer and request brokers, dealers and other nominees to forward this Offer to Purchase and related materials to beneficial owners of 2 3/4% LYONs.

      The Company has agreed to pay the Dealer Manager a customary fee for its services as a Dealer Manager in connection with the Offer. In addition, the Company will reimburse the Dealer Manager for its reasonable out-of-pocket expenses, including the reasonable fees and expenses of its legal counsel. The Company has agreed to indemnify Morgan Stanley & Co. Incorporated against certain liabilities under federal or state law or otherwise caused by, relating to or arising out of the Offer or its engagement as Dealer Manager.

      From time to time, the Dealer Manager may trade securities of the Company for its own account or for the accounts of its customers and, accordingly, may hold long or short positions in the 2 3/4% LYONs at any time.

      From time to time, the Dealer Manager and its affiliates have provided investment banking and other services for Solectron Corporation for customary compensation, including, among others, acting as a co-manager in our offering of Adjustable Conversion Rate Equity Security Units and as a lender under the Company’s new secured credit facilities entered into earlier this year.

      Depositary and Information Agent. The Company has retained U.S. Bank National Association to act as the Depositary and Georgeson Shareholder Communications, Inc. to act as the Information Agent in connection with the Offer. All deliveries, correspondence and questions sent or presented to the Depositary or the Information Agent relating to the Offer should be directed to the addresses or telephone numbers set forth on the back cover of this Offer to Purchase.

      The Company will pay the Depositary and the Information Agent reasonable and customary compensation for their services in connection with the Offer, plus reimbursement for out-of-pocket expenses. The Company will indemnify the Depositary and the Information Agent against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws.

      Requests for information or additional copies of this Offer to Purchase and the Letter of Transmittal should be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers on the back cover of this Offer to Purchase.

12.	Solicitation

      Directors, officers and regular employees of either the Company and its affiliates (who will not be specifically compensated for such services), the Information Agent and the Dealer Manager may contact holders by mail, telephone, or facsimile regarding the Offer and may request brokers, dealers and other nominees to forward this Offer to Purchase and related materials to beneficial owners of 2 3/4% LYONs.

13.	Fees and Expenses

      Tendering holders of 2 3/4% LYONs who tender their 2 3/4% LYONs directly to the Depositary will not be obligated to pay brokers’ fees or commissions of the Dealer Manager or, except as set forth in the Letter of Transmittal, transfer taxes on the purchase of 2 3/4% LYONs by the Company pursuant to the Offer.

      The Company will pay all fees and reasonable expenses of the Dealer Manager, the Depositary and the Information Agent in connection with the Offer.

      Brokers, dealers, commercial banks and trust companies will be reimbursed by the Company for customary mailing and handling expenses incurred by them in forwarding material to their customers. The Company will not pay any fees or commissions to any broker, dealer or other person (other than the Dealer Manager and the Depositary) in connection with the solicitation of tenders of 2 3/4% LYONs pursuant to the Offer.

14.	Miscellaneous

      The Company is not aware of any jurisdiction where the making of the Offer is not in compliance with the laws of such jurisdiction. If the Company becomes aware of any jurisdiction where the making of the Offer would not be in compliance with such laws, the Company will make a good faith effort to comply with any such laws or seek to have such laws declared inapplicable to the Offer. If, after such good faith effort, the Company cannot comply with any such applicable laws, an Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of 2 3/4% LYONs residing in such jurisdiction.

SOLECTRON CORPORATION

June 21, 2002

      Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for the 2 3/4% LYONs and any other required documents should be sent or delivered by each holder of 2 3/4% LYONs or such holder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary at the address set forth below.

The Depositary for the Offer is:

U.S. Bank National Association

By Hand/Overnight Delivery, Registered or Certified Mail: U.S. Bank National Association Corporate Trust Department 180 East Fifth Street St. Paul, MN 55101 Attention: Mr. Frank Leslie	Also By Hand: U.S. Bank National Association Corporate Trust Department 100 Wall Street, Suite 2000 New York, NY 10005

Facsimile Transmission Number:

(Eligible Institutions Only)

Attention: Mr. Frank Leslie

(651) 244-0711

Confirmation by telephone:

Telephone: (651) 244-8677

Call Toll-Free: (800) 934-6802

      Any questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery or any other documents used in connection with the Offer may be directed to the Information Agent at the telephone numbers and locations listed below. You may also contact your broker, dealer, commercial bank or trust company or nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

Georgeson Shareholder Communications, Inc.

17 State Street, 10th Floor
New York, NY 10004
Call Toll-Free: (866) 431-8992

The Dealer Manager for the Offer is:

MORGAN STANLEY

1585 Broadway
New York, NY 10036
Telephone: (212) 761-5722 (collect)
Call Toll-Free: (800) 223-2440 ext. 1-5722